Exhibit 77(i)

and

Exhibit 77(q)(1)(a)

Item 77(i): Terms of new or amended securities

LORD ABBETT GLOBAL FUND AMENDMENT TO ARTICLES OF INCORPORATION

      Articles of Amendment to the Articles of Incorporation of Lord Abbett Global Fund, Inc., a Maryland Corporation (the "Corporation"), executed on June 17, 2008, with an effective date of July 1, 2008, is hereby incorporated by reference to the Post-Effective Amendment No. 31 to the Corporation's Registration Statement filed on June 30, 2008. The Amendment changed the name of the existing Lord Abbett Global Equity Fund or Equity Series to the "Lord Abbett Global Allocation Fund."